Exhibit 99.1

Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

News Release

Investor Relations Contact: Claire McAdams Headgate Partners LLC 530.274.0551, 530.274.0531 fax email: claire@headgatepartners.com	Company Contact: Dan Choy Nanometrics Incorporated 408.545.6000, 408.232.5910 fax email: dchoy@nanometrics.com

Nanometrics Reports Financial Results for the Third Quarter of 2007

Third Consecutive Quarter of Revenue Growth and Gross Margin Improvement

GAAP EPS $0.11 per Share

MILPITAS, California, October 30, 2007 — Nanometrics Incorporated (Nasdaq: NANO), a leading supplier of advanced metrology equipment to the semiconductor industry, today announced its financial results for the third quarter ended September 29, 2007.

Revenues for the third quarter were a record $38.6 million, an increase of 3.5% compared to second quarter 2007 revenues of $37.3 million and an increase of 33% over revenues of $29.1 million for the third quarter of 2006. Net income for the third quarter of 2007 was $2.0 million, or $0.11 per diluted share. This compares to a net loss of $130,000, or $0.01 per share, for the second quarter of 2007 and a net loss of $6.6 million, or $0.40 per share, for the third quarter of 2006.

Third quarter 2007 operating income of $1.7 million includes non-cash charges of $1.3 million for amortization of acquired intangible assets and $0.9 million for stock-based compensation expenses. The results for the third quarter also include a $2.1 million restructuring charge related to the closing of the company’s Milpitas machine shop and plating facility, and a $2.1 million gain on asset sales resulting from the sale of real estate holdings in Japan and Milpitas as well as the sale of other non-strategic assets.

“I am pleased to be announcing Nanometrics’ first profitable quarter in more than two years,” commented Tim Stultz, president and chief executive officer of Nanometrics. “The team has done a remarkable job in turning around our performance, evidenced by our third straight quarter of revenue growth, improved gross margins and reduced operating expenses. After just two months at the helm, I am happy to be reporting that the turnaround is behind us and the Accent merger integration is essentially complete. Going forward, we will continue to focus on profitability, cash flow and predictability, with the added objectives of improving competitiveness and customer satisfaction.”

Conference Call Details

A conference call to discuss the third quarter 2007 results will be held later today at 5:00 p.m. Eastern Daylight Time (2:00 p.m. PDT). To participate in the conference call, the dial-in numbers are 866-510-0705 for domestic callers and 617-597-5363 for international callers. The passcode is 70668631. A live and recorded webcast will be made available on the investor page of the Nanometrics website at www.nanometrics.com.

About Nanometrics

Nanometrics is a leader in the design, manufacture and marketing of high-performance process control metrology systems used in semiconductor manufacturing. Nanometrics standalone and integrated metrology systems measure various thin film properties, critical dimensions, overlay control and optical, electrical and material properties, including the structural composition of silicon and compound semiconductor devices, during various steps of the manufacturing process. These systems enable semiconductor manufacturers to improve yields, increase productivity and lower their manufacturing costs. The company maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on NASDAQ Global Market under the symbol NANO. Nanometrics’ website is http://www.nanometrics.com.

Forward Looking Statements

This press release contains forward-looking statements including, but not limited to, statements regarding Nanometrics’ expected results for its most recently completed fiscal quarter, which remain subject to adjustment in connection with the preparation of Nanometrics’ audited financial statements.

NANOMETRICS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands except share amounts)

(Unaudited)

	September 29, 2007	December 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$14,874	$7,957
Short-term investments	—	—
Accounts receivable, net of allowances of $468 and $841	34,157	24,888
Inventories	33,149	43,601
Prepaid expenses and other	4,841	3,639

Total current assets	87,021	80,085
Property, plant and equipment, net	44,230	43,294
Goodwill	52,885	55,217
Intangible assets, net	23,085	27,583
Other assets	1,719	1,985

Total assets	$208,940	$208,164

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$13,066	$9,155
Accounts payable to related party	—	181
Accrued payroll and related expenses	5,123	5,227
Deferred revenue and product margin	1,840	6,239
Other current liabilities	9,724	8,381
Income taxes payable	447	695
Current portion of debt obligations	145	486

Total current liabilities	30,345	30,364
Deferred income taxes	1,582	1,848
Debt obligations and other long term liabilities	715	1,321

Total liabilities	32,642	33,533
Stockholders' equity
Common stock, $0.001 par value; 47,000,000 shares authorized; and; 18,577,546 and 18,141,589, respectively, outstanding	19	18
Additional paid-in capital	185,727	182,096
Accumulated deficit	(12,642)	(9,909)
Accumulated other comprehensive income	3,194	2,426

Total stockholders’ equity	176,298	174,631

Total liabilities and stockholders' equity	$208,940	$208,164

NANOMETRICS INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006
Net revenues:
Products	$33,306	$24,772	$98,564	$60,865
Service	5,341	4,319	14,533	10,592

Total net revenues	38,647	29,091	113,097	71,457

Costs of revenues:
Cost of products	16,773	12,935	50,628	31,405
Cost of service	4,791	4,780	15,459	11,340

Total costs of net revenues	21,564	17,715	66,087	42,745

Gross profit	17,083	11,376	47,010	28,712
Operating expenses:
Research and development	4,661	4,208	13,986	9,798
Selling	4,603	5,079	14,636	12,034
General and administrative	4,783	5,447	16,538	14,303
Amortization of intangible assets	1,285	2,434	4,497	2,673
Restructuring charge	2,128	—	2,128	—
Gain on sale of assets	(2,100)	—	(2,100)	—

Total operating expenses	15,360	17,168	49,685	38,808

Income (loss) from operations	1,723	(5,792)	(2,675)	(10,096)
Other income (expense):
Interest income	69	156	121	787
Interest expense	(56)	(13)	(141)	(44)
Other, net	382	(648)	(40)	(375)

Total other income (expense), net	395	(505)	(60)	368

Income (loss) before provision (benefit) for income taxes	2,118	(6,297)	(2,735)	(9,728)
Provision (benefit) for income taxes	110	268	(2)	316

Net income (loss)	$2,008	$(6,565)	$(2,733)	$(10,044)

Net income (loss) per share:
Basic	$0.11	$(0.40)	$(0.15)	$(0.71)

Diluted	$0.11	$(0.40)	$(0.15)	$(0.71)

Shares used in per share computation:
Basic	18,278	16,573	17,931	14,226

Diluted	18,676	16,573	17,931	14,226

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